eFunds Corporation Gainey Center II, Suite 300 8501 North Scottsdale Road Scottsdale, AZ 85253

N E W S R E L E A S E	For additional information:
eFunds Investor Relations Helen Johnson 480-629-7607 Helen_Johnson@efunds.com

Thom Brodeur Brodeur Worldwide 602-743-7281 tbrodeur@brodeur.com

eFunds Corporation to Acquire WildCard Systems, Inc.
Partners Create Leading Market Position in High-growth Prepaid Segment

     SCOTTSDALE, Ariz., June 9, 2005 – eFunds Corporation (NYSE: EFD), a leading provider of risk management, electronic payments and global outsourcing solutions, today announced that it has signed a definitive agreement to acquire WildCard Systems, Inc., a privately-held provider of prepaid and stored value solutions to financial institutions, retailers and other payment issuers.

     The two Companies signed a distribution agreement in November of 2004 and have since signed two tier one financial institution deals under eFunds’ existing alliance with MasterCard International. The partnership has also validated the market demand for prepaid payment products, and has proven the Companies’ ability to work together to deliver an integrated debit and prepaid solution.

     The addition of Wildcard’s prepaid and stored value expertise to eFunds’ debit processing capabilities is a complementary extension of the Company’s current value proposition. As the industry moves from paper to electronic payments, there is growing demand for innovative solutions such as stored value systems, especially in financial services where eFunds already serves more than 9,000 clients across 80 countries.

     “We are excited to welcome WildCard to team eFunds – this is a natural fit,” said Paul Walsh, chairman and chief executive officer of eFunds. “The complementary nature of debit and prepaid brings a powerful value proposition to the financial institution, retail and other issuer markets served by both companies. This acquisition is an important step in the execution of eFunds’ strategic plan to build breadth into our electronic payments offering.”

     According to Mercator Advisory Group, the prepaid market is estimated to grow by more than 20 percent over the next five years, making it one of the fastest growing payment segments.

     “Our combined companies bring the agility and responsiveness of WildCard with eFunds’ significant financial institution franchise, financial stability, technological scalability and worldwide resources,” said Larence Park, CEO and co-founder of WildCard Systems. “Our integrated debit and prepaid offering moves customers closer to a single ‘payment hub,’

streamlining the management of their consumer accounts. Customers can now come to one trusted provider for a full suite of debit and prepaid solutions.”

     The purchase price consists of an upfront payment of $228.8 million (less a $22.8 million holdback) plus an earn-out of up to $58.8 million. Payment of the earn-out is dependent upon the 2006 revenues of the acquired business. The purchase price will be funded with cash on hand and bank financing. The transaction is expected to close in early July 2005.

     For more details visit http://www.efunds.com/wildcardsystems/.

     Merrill Lynch and Blackrock Investments acted as financial advisors to eFunds. Sutter Hill Ventures acted as financial advisor to WildCard.

Forward Looking Statements
In light of the transaction announced today, the Company is revising its 2005 guidance as follows:

•	We now expect full year revenues to increase approximately 18-22% over the $431 million recognized by our three core operating segments in 2004 as compared to the 8-12% growth guidance previously announced;

•	We expect this transaction to be slightly dilutive in 2005 in the range of approximately $0.03 to $0.05 per share on a fully diluted basis. As a result, we now believe our 2005 net income will increase between 15-19% over prior year GAAP net income of $40.8 million.

The foregoing expectations reflect the following assumptions:

•	The acquisition is completed in a timely fashion without undue disruption to WildCard’s business;

•	An effective tax rate between 33-35 percent for the balance of 2005;

•	Cash outlays during 2005 for capital expenditures and product development activities of approximately $40 to $45 million;

•	The acquisition of WildCard Systems is completed in a timely fashion without undue disruption to its business;

•	The net revenues of WildCard are anticipated to increase approximately 30 percent over the revenues of $56.5 million it recorded last year, with a slight majority of this revenue being recognized in the latter half of 2005; and because the business of WildCard is notably more seasonal than eFunds, nearly all of the 2005 earnings dilution resulting from the transaction will be seen in the third quarter.

With respect to 2006, the Company presently anticipates that net revenues will exceed the current consensus analyst estimates of $516 million by 14 to 20 percent and, while it expects WildCard to be slightly accretive to 2006, it believes that 2006 earnings will fall between $1.15 and $1.25 per fully diluted share.

This guidance does not include the effects of the adoption of SFAS 123R, which requires the expensing of stock options beginning January 1, 2006.

Analyst and Investor Day
As previously announced, the Company is hosting an Analyst and Investor Meeting in New York on June 10, 2005 from 8:30 a.m. EDT until approximately 1:00 p.m. EDT. The meeting will feature eFunds’ executives who will provide a comprehensive overview of the Company, its strategies and this acquisition. If you would like more information about attending eFunds’ Analyst and Investor Meeting, please contact Amy Cozamanis at 310-854-8314 or acozamanis@financialrelationsboard.com.

Conference call
eFunds will hold a one-hour conference call today at 1:30 PM EDT to discuss eFunds’ acquisition of WildCard. To listen to the conference call, dial 800-399-5351 (International callers dial 706-643-1939.) The call will also be broadcast on the Company’s Web site at www.efunds.com under the “Investor Relations” tab. Interested parties are encouraged to click on the web cast link 10 to 15 minutes prior to the start of the conference call.

Replay Information
A replay of the conference call will be available beginning two hours after the call’s completion and will play through 11:59 p.m. EDT on June 21, 2005. You may access the replay by dialing 800-642-1687 (international callers dial 706-645-9291) and entering the Conference ID number 6737904. Additionally, a replay of the conference call will be available via the eFunds Web site at www.efunds.com.

About WildCard Systems, Inc.
WildCard Systems is a global solutions leader in turnkey host-based prepaid cards and custom stored-value products. These products serve a wide range of vertical markets in both consumer and commercial applications and are made available to end users through banks and commercial clients in the U.S. and abroad. WildCard has developed a secure technology and services platform that enables it to provide flexible product solutions that are configured and managed for its clients’ success. WildCard Systems is certified by Visa, MasterCard and Discover as an endpoint on their networks, and is authorized to be an issuing processor for cards bearing Visa, Electron, Interlink, PLUS, MasterCard, Maestro, Cirrus and Discover/NOVUS payment marks. Founded in 1997, WildCard Systems is a privately held, venture capital-backed company. The company is headquartered in Sunrise, Fla. For more information, visit www.wildcardsystems.com.

About eFunds
eFunds Corporation is an industry leader with nearly 30 years of experience and expertise in electronic payments and risk management. eFunds offers electronic funds transfer software and processing, risk management and related outsourcing solutions to financial institutions, electronic funds transfer networks, retailers, telecommunications providers, and government agencies around the world. Committed to providing excellent customer service and award-winning products, eFunds enables its clients to reduce transaction and infrastructure costs, detect potential fraud and enhance relationships with their customers. www.eFunds.com.

     Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations and such variations could be material and adverse. Factors that could result in such a variation include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control, potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services, competitive factors, the unpredictability of merger and acquisition activity, and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2005.

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